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                     October 31, 2023

       Dermot McDonogh
       Chief Financial Officer
       Bank of New York Mellon Corp
       240 Greenwich Street
       New York, New York 10286

                                                        Re: Bank of New York
Mellon Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 27,
2023
                                                            File No. 001-35651

       Dear Dermot McDonogh:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance
       cc:                                              James Killerlane